As filed with the Securities and Exchange Commission on May 8, 2015
Registration No. 333-203085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 2
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CADIZ Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

550 South Hope Street
Suite 2850
Los Angeles, California  90071
(213) 271-1600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Timothy J. Shaheen
Chief Financial Officer
550 South Hope Street
Suite 2850
Los Angeles, California  90071
(213) 271-1600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:
Christopher T. Cox, Esq.
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York  10281
(212) 504-6000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D.  or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D.  filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
7.00% Convertible Senior Notes due 2018	$57,912,372.00(2)	100%	$57,912,372.00	(3)
Common Stock, Par Value $0.01 Per Share	7,194,048 Shares(4)	(5)	(5)	(5), (6)

(1)
Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus that also relates to securities that were registered by the Registration Statement on Form S-3 (File No. 333-188734) (the “Prior Registration Statement”) and this registration statement constitutes a post-effective amendment to the Prior Registration Statement.  A filing fee of $7,304.85 was previously paid in connection with registering offers and sales, pursuant to the Prior Registration Statement, of 9,693,141 shares of Common Stock issuable upon exercise of warrants for 250,000 shares of Common Stock and upon conversion of $53,458,000 in original principal amount of our 7.00% Convertible Senior Notes due 2018 (the “Notes”) issued by us in March 2013 pursuant to an indenture between us and The Bank of New York Mellon Trust Company, N.A., as Trustee, including accretion if held to maturity.  Such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

This registration statement registers the offer and sale of (i) 7,194,048 shares of our Common Stock that may be acquired by selling securityholders upon conversion of principal and accretion under $40,726,000 in original principal amount of Notes and (ii) the $40,726,000 in original principal amount of Notes.  These shares were included in the 9,693,141 shares registered under the Prior Registration Statement.

(2)	Equals the aggregate accreted principal amount of the $40,726,000 in original principal amount of the Notes registered for resale hereby, if held to maturity.

(3)
The registration fee was previously paid on May 21, 2013 upon filing of the Prior Registration Statement.  Pursuant to Rule 457(i) of the Securities Act of 1933, as amended, no additional registration fee is required with respect to the shares of Common Stock issuable upon conversion of the notes because such shares will be issued for no additional consideration.

(4)
The shares registered pursuant to this registration statement were included in the shares registered under the Prior Registration Statement.  The Prior Registration Statement registered for resale 9,693,141 shares of common stock, including 9,443,141 shares issuable to selling stockholders upon conversion of principal and accretion under the Notes issued by us in March 2013.  Those 9,443,141 shares included 6,640,745 shares attributable to the conversion of the $53,458,000 in original principal amount of the Notes, as well as 2,802,395 shares that could be issued upon the conversion of the maximum of $22,559,276 in accretion under the Notes through maturity.  The shares of common stock registered also included 250,000 shares that were issuable to selling stockholders upon the exercise of warrants that were issued by us in October 2012.  Those warrants expired on October 30, 2014 and this registration statement does not include shares that were issued upon exercise of those warrants.  This registration statement shall also cover an indeterminate number of additional shares of common stock that may become issuable by virtue of any stock dividend, stock split, recapitalization or other similar transaction.

(5)
A filing fee of $7,304.85 was previously paid in connection with registering offers and sales of 9,693,141 shares pursuant to the Prior Registration Statement, including the 7,194,048 shares registered hereby.  The proposed maximum offering price per unit of $5.525 per share under the Prior Registration Statement, resulting in a proposed maximum aggregate offering price of $53,554,604.03, was estimated solely for the purpose of calculating the registration fee for the Prior Registration Statement, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant’s common stock as reported by the Nasdaq Global Market for May 15, 2013, which date is within five business days prior to the initial filing date of the Prior Registration Statement.  The shares registered pursuant to this registration statement were included in the 9,693,141 shares registered under the Prior Registration Statement.

(6)	The registration fee was previously paid on May 21, 2013 upon filing of the Prior Registration Statement.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this registration statement is a combined prospectus relating also to the Prior Registration Statement on Form S-3, Registration No. 333-188734, previously filed by the registrant and declared effective on July 5, 2013.  This registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to the Prior Registration Statement, and such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933, as amended, and upon effectiveness shall remove from registration the shares of common stock that remain unsold under the Prior Registration Statement but are not included in this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED MAY 8, 2015, SUBJECT TO COMPLETION

PROSPECTUS
CADIZ INC.

$57,912,372

7.00% Convertible Senior Notes due 2018 and
Shares of Common Stock Issuable Upon Conversion of Notes
_____________________

The selling securityholders identified in this prospectus may offer from time to time up to $57,912,372 in accreted principal amount of 7.00% Convertible Senior Notes due 2018 (the “Notes”) and 7,194,048 shares of our common stock, par value $0.01 per share, that may be acquired by selling securityholders upon conversion of principal and accretion under $40,726,000 in original principal amount of Notes.  We are contractually obligated to register the shares which may be acquired pursuant to the exercise of the Notes, which the selling securityholders may resell.

We will not receive any of the proceeds from the resale of the Notes or shares of our common stock by the selling securityholders.  Our obligations to pay amounts otherwise due under the Notes will, however, be reduced as a result of the issuance of our common stock in conversion of principal and accrued interest on the Notes.  We have agreed to pay for expenses of this offering.

The selling securityholders may sell the Notes and shares of our common stock covered by this prospectus from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.”  The prices at which the selling securityholders may sell the Notes or shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The Notes are not listed on any securities exchange.  Our common stock is traded on the Nasdaq Global Market under the symbol “CDZI”.  On April 22, 2015, the last reported sale price of our common stock on NASDAQ was $8.65.  As of April 22, 2015, we had 17,721,456 shares of common stock outstanding.

We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.
_____________________

Investing in our securities involves a high degree of risk.  You should carefully read and consider the “Risk Factors” beginning on page 4.
_____________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
_____________________

Prospectus dated _________, 2015

TABLE OF CONTENTS

About This Prospectus	1
Notice about Forward-Looking Statements	1
Prospectus Summary	1
About Cadiz	1
Corporate Information	2
Summary of Offering	3
Risk Factors	4
Risks Related to the Notes	4
Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Dividends	6
Description of the Notes	6
Brief Description of the Notes	7
Additional Notes	7
Payment at Maturity	8
Accretion	8
Certain Covenants	8
Conversion Rights	9
Conversion Procedures	10
Settlement Upon Conversion	10
Conversion Rate Adjustments	10
Conversions After Reclassification and Business Combinations	13
Repurchase at the Option of the Holder upon a Change in Control	14
Consolidation, Merger and Sale or Lease of Assets	16
Events of Default; Notice and Waiver	16
Waiver	17
Modification	17
Other	18
Reports	18
Rule 144A Information	19
Governing Law	19
Form, Denomination and Registration	19
Certain Definitions	19
Global Notes, Book-Entry Form	21
Certificated Notes	21
Use of Proceeds	22
Selling Securityholders	22
Plan of Distribution	24
Transfer Agent	25
Certain U.S. Federal Income Tax Considerations	25
U.S. Holders	26
Non-U.S. Holders	29
Foreign Account Tax Compliance Withholding	32
Legal Matters	32
Experts	32
Where You Can Find More Information	32
Information Incorporated by Reference	33

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling securityholders from time to time may offer and sell, in one or more offerings, the securities described in this prospectus. We will not receive any proceeds from the resale by any selling securityholder of the offered securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by a selling securityholder. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

You may rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide information or to make representations not contained in this prospectus.  This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.  Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Cadiz,” and “the Company” refer to Cadiz Inc., a Delaware corporation.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled “Where You Can Find More Information,” that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section of this prospectus beginning on page 4.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus and listed in “Where You Can Find More Information” and “Incorporation by Reference” beginning on page 33.

PROSPECTUS SUMMARY

About Cadiz

We are a land and water resource development company with 45,000 acres of land in three areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality, naturally recharging groundwater resources, and is situated in proximity to the Colorado River and the Colorado River Aqueduct (“CRA”), a major source of imported water for Southern California.  Our main objective is to realize the highest and best use of our land and water resources in an environmentally responsible way.

For more than 20 years, we have maintained an agricultural development at our 34,000-acre property in the Cadiz and Fenner valleys of eastern San Bernardino County (the “Cadiz/Fenner Property”), relying upon groundwater from the underlying aquifer system for irrigation.  In 1993, we secured permits to develop agriculture on up to 9,600 acres of the Cadiz/Fenner Property and withdraw more than one million acre-feet of groundwater from the underlying aquifer system.  Since that time, we have maintained various levels of agriculture at the property and this operation has provided our principal source of revenue.

In addition to our sustainable agricultural operations, we believe that the long-term value of our land assets can best be derived through the development of a combination of water supply and storage projects at our properties.  At present, Cadiz is primarily focused on the development of the Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project” or “Project”), which will capture and conserve millions of acre-feet of native groundwater currently being lost to evaporation from the aquifer system beneath our Cadiz/Fenner Property and deliver it to water providers throughout Southern California.  We believe that the ultimate implementation of this Water Project will create the primary source of our future cash flow and, accordingly, our working capital requirements relate largely to the development activities associated with this Water Project.

The primary factor driving the value of such projects is continuing pressure on water supplies throughout California which has led Southern California water providers to actively seek new, reliable supply solutions to plan for both short and long-term water needs.  This includes environmental and regulatory restrictions on each of the State’s three main water sources:  the State Water Project, which provides water supplies from Northern California to the central and southern parts of the state, the CRA and the Los Angeles Aqueduct.  Southern California’s water providers rely on imports from these systems for a majority of their water supplies, but deliveries from all three into the region have been below capacity over the last several years.

Availability of supplies in California also differs greatly from year to year due to natural hydrological variability.  In January 2014, California’s Governor declared a drought emergency for the entire state as a result of record-low winter precipitation and depleted reservoir storage levels.  California continues to be mired in a long-term drought and January 2015 was one of the driest months on record for the state.  According to the United States Drought Monitor, as of February 2015 more than 93% of California is in a severe drought condition.  Further, deliveries from the State Water Project have been limited to just 20% of capacity.

In addition to our water resource development activities, we also continue to explore additional uses of our land and water resource assets, including new agricultural opportunities, the development of a land conservation bank on our properties outside the Water Project area and other long-term legacy uses of our properties, such as habitat conservation and cultural uses.

In addition to these development efforts, we will also pursue strategic investments in complementary business or infrastructure to meet our objectives.  We cannot predict with certainty when or if these objectives will be realized.

Corporate Information

We are a Delaware corporation with our principal executive offices located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071.  Our telephone number is (213) 271-1600.  We maintain a corporate website at www.cadizinc.com.  The information contained in, or that can be accessed through, our website is not a part of this prospectus.

Summary of Offering

The following is a brief summary of the offering and certain terms of the Notes.  For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus.

Common Stock Offered	7,194,048 shares of common stock issuable to the selling securityholders upon conversion of principal and accrued interest on the Notes.

Notes Offered	$40,726,000 in original principal amount of our 7.00% Convertible Senior Notes due 2018 ($57,912,372 in accreted principal amount, if held to maturity).

Maturity Date	March 5, 2018.

Accretion	Commencing on March 5, 2013, the principal amount of the Notes shall accrete at a rate equal to 7.00% per annum, compounded quarterly.

Conversion rights
Holders may convert all or a portion of their Notes at any time prior to the close of business on the business day immediately preceding the maturity date based on the applicable conversion rate.  The initial conversion rate for the Notes is 124.223 shares per $1,000 of then accreted principal amount of Notes.

Upon conversion of any Note, we will pay or deliver, as the case may be, to the converting holder, in respect of each $1,000 principal amount of Notes being converted, shares, together with cash, if applicable, in lieu of delivering any fractional share.  See “Description of Notes—Conversion Rights.”

Change in Control
If we undergo a change in control, as defined herein, subject to certain conditions, a holder will have the right, at its option, to require us to repurchase for cash all of its Notes or to convert all of its Notes into shares.  The fundamental change repurchase price will equal 100% of the accreted principal amount of the Notes to be repurchased as of such change of control.  See “Description of Notes—Repurchase at the Option of the Holder upon a Change in Control.”

No Redemption	Other than in connection with a repurchase on a change in control as described under “Fundamental Change”, the Notes shall not be redeemable before the Maturity Date at the option of the Company.

Ranking
The Notes are our senior unsecured obligations and rank (i) senior to any future indebtedness that is expressly subordinated to the Notes, (ii) equal in right of payment to all of our existing and future senior unsecured indebtedness, and (iii) effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

Use of proceeds	We will not receive any of the proceeds from the sale of the Notes or shares by any of the selling securityholders.

Listing	The Notes are not listed on any securities exchange. Our common stock is listed on The NASDAQ Global Market under the symbol “CDZI.”

Risk Factors
See “Risk Factors” beginning on page 2 and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before investing in Notes or shares of our common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus, including the Risk factors disclosure in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, before deciding to invest.

Risks Related to the Notes

The Notes are effectively subordinated to all of our existing and future secured debt (to the extent of the value of the assets securing that debt.

The Notes are not secured by any of our assets.  In the event we default on any of our secured debt, including borrowings under our existing credit facility, or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our secured debt before any of those proceeds would be available to make payments on our unsecured debt, including the Notes.  Accordingly, upon an acceleration of the Notes in the event of default, there may be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full.

Fluctuations in the price of our common stock may affect the price of the Notes and make them more difficult to resell.

Because the Notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes and could limit the value of shares receivable upon conversion of the Notes.  Holders who receive common stock upon conversion of the Notes will also be subject to the risk of volatility and depressed prices of our common stock.

The amount payable upon conversion in connection with a change in control may not adequately compensate you for the lost option time value of your Notes as a result of such change in control.

If you convert Notes in connection with a change in control, the amount of shares we will be required to deliver to you may not adequately compensate you for the lost option time value of your Notes as a result of a change in control.  A change in control will not result in a make whole premium.

Because your right to require repurchase of the Notes is limited, the trading price of the Notes may decline if we enter into a transaction that does not constitute a change in control under the indenture.

The term “change in control” under the indenture is limited and may not include every event that might harm our economic condition, cause the trading price of the Notes to decline or result in a downgrade of the credit rating of the Notes.  Our obligation to repurchase the Notes upon a fundamental change may not preserve the value of the Notes in the event of certain highly leveraged transactions, reorganizations, mergers or similar transactions.  See “Description of Notes—Repurchase at Option of the Holder Upon Fundamental Change.”

If you hold Notes, you are not entitled to any rights with respect to our common stock until conversion, but you are subject to all changes made with respect to our common stock.

If you hold Notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock.  You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your Notes and in limited cases under the anti-dilution adjustments applicable to the Notes.  For example, in the event that an amendment is proposed to our charter or by-laws which requires stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of the Notes and delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to purchase Notes when required under the terms of the Notes.

Holders of Notes may require us to purchase for cash all of their Notes upon the occurrence of certain specific kinds of fundamental change events.  We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the Notes on any date that we would be required to do so under the terms of the Notes.

Agreements relating to our indebtedness might contain provisions prohibiting the redemption or repurchase of the Notes or provide that a change in control constitutes an event of default.  If a fundamental change or specified trigger event occurs at a time when we are prohibited from purchasing or redeeming the Notes, we could seek the consent of our lenders to purchase or redeem the Notes or could attempt to refinance this debt.  If we do not obtain consent, we could not purchase or redeem the Notes.  Our failure to purchase tendered Notes or to redeem the Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.  The term “change in control” under the indenture is limited to certain specified transactions and may not include other events that might harm our financial condition.  Our obligation to offer to purchase the Notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The Notes have been issued with original issue discount.

The Notes have been issued with original issue discount (“OID”) for U.S. federal income tax purposes.  Each U.S. holder of a Note generally must include OID in income as ordinary interest income as it accrues using a constant yield method in advance of the receipt of cash payments attributable to such income.  You should consult your own tax advisor regarding the U.S. federal income tax consequences of ownership and disposition of the Notes, including as a result of the OID rules, and of shares of our common stock.  See “Certain U.S. Federal Income Tax Considerations” for more details.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the Notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure.  If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution.  In addition, holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes.  If we pay withholding taxes on behalf of a holder, we may, at our option, set off such amounts against any cash and/or common stock otherwise deliverable to such holder.  See “Certain U.S. Federal Income Tax Considerations” for more details.

An active trading market for the Notes may not develop.

The Notes are an issue of securities for which there is currently no active trading market and no active trading market might ever develop.  The Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors.  In addition, we do not know whether an active trading market will develop for the Notes.  We have no plans to list the Notes on a securities exchange or to include the Notes in any automated quotation system.  The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors.  An active or liquid trading market for the Notes may not develop.  To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the Notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants in the instruments governing our financing arrangements.  Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indentures governing the Notes.  A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt.  Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes.  In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.  We may also amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of Notes.

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their Notes.

The conversion of some or all of the Notes may dilute the ownership interests of existing shareholders.  Any sales in the public market of the common stock issued upon such conversion could adversely affect prevailing market prices of our common stock.  In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our common stock.

RATIOS OF EARNINGS TO FIXED CHARGES
AND COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements are set forth below for the periods indicated.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	(a)	(a)	(a)	(a)	(a)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements	(a)	(a)	(a)	(a)	(a)
_________________

(a)
Both (1) fixed charges and (2) combined fixed charges and preferred stock dividend requirements exceeded our earnings (loss) for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 by $18.9 million, $22.7 million, $19.9 million, $16.8 million, $15.9 million, respectively.

For the purpose of calculating both the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income from continuing operations before the cumulative effect of change in accounting principles, less undistributed equity earnings, plus applicable income taxes plus fixed charges.  Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.  Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

DESCRIPTION OF THE NOTES

The Notes were issued under an indenture between Cadiz Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of March 5, 2013, as amended by a first supplemental indenture between Cadiz Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of October 30, 2013, which we refer to, together, as the indenture.  On February 5, 2014, U.S. Bank National Association became the trustee under the indenture.  Terms used but not defined herein have the meanings assigned to such terms in the indenture.

When we refer to “Cadiz Inc.,” “Cadiz,” the “Company,” “we,” “our” or “us” in this description of the Notes, we refer only to Cadiz Inc. and not its subsidiaries.  For purposes of this description of the Notes, references to “you” mean the holders of the Notes.  Key terms used in this section are defined under “—Certain Definitions.”

Brief Description of the Notes

The Notes:

•	were issued with an original aggregate principal amount of $53,458,000;

•	accrete principal at a rate of 7.00% per year, accruing on a quarterly basis from the date the Notes were first issued;

•
are our senior unsecured obligations and rank (i) senior to any future indebtedness that is expressly subordinated to the Notes, (ii) equal in right of payment to all of our existing and future senior unsecured indebtedness, and (iii) effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations;

•
are convertible by you at any time prior to the maturity date into shares of our common stock initially based on a conversion rate of 124.223 shares of our common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $8.05 per share;

•
are subject to repurchase by us at your option if a change in control occurs, at a fundamental change repurchase price equal to 100% of the accreted principal amount of the Notes to, but not including, the fundamental change repurchase date, as set forth under “—Repurchase at the Option of the Holder Upon a Fundamental Change”; and

•	are due on March 5, 2018, unless earlier converted or repurchased by us at your option pursuant to the indenture.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture.

The Notes were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof.  Beneficial interests in the Notes are shown on, and transfers of beneficial interests in the Notes are effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances as described under “—Form, Denomination and Registration—Certificated Notes.” For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “—Form, Denomination and Registration—Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency, which will initially be the office or agency of the trustee in Los Angeles.

Additional Notes

We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes.  The Notes offered to the initial purchasers and any additional Notes rank equally and ratably and are treated as a single class for all purposes under the Indenture.

Payment at Maturity

On the maturity date, each holder will be entitled to receive $1,000 in cash for each $1,000 in principal amount of Notes, together with accreted interest up to the maturity date.  With respect to global Notes, principal and interest will be paid to DTC in immediately available funds.

Accretion

The principal amount of the Notes accretes at a rate of 7.00% per year, compounded quarterly.  Interest has accrued from and including the date any of the Notes were first issued under the Indenture.

Certain Covenants

 Incurrence of Debt

The Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable with respect to (collectively “incur”) any Debt; provided, however, that the Company and any of its subsidiaries may incur the following Debt:

(i) Debt of the Company in respect of the Notes (including Additional Notes in an aggregate Original Principal Amount not to exceed $5,000,000 at any one time outstanding),

(ii) Debt of the Company and Cadiz Real Estate LLC Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $42,000,000 plus any accretion pursuant to the terms of the Credit Agreement,

(iii) Debt of the Company and its subsidiaries Incurred solely for the purpose of financing (whether in whole or in part) the cost of construction or improvement of the Qualified Water Project, including out-of-pocket costs and expenses incurred by the Company and its subsidiaries in connection with such construction or improvement, in an aggregate principal amount at any one time outstanding, including all Refinancing Debt Incurred to Refinance Debt Incurred pursuant to this clause (iii), not to exceed, together with the aggregate principal amount of all Debt then outstanding pursuant to clause (ii) above, the lesser of (x) the aggregate cost of such construction or improvement, including out-of-pocket costs and expenses incurred by the Company and its subsidiaries in connection with such construction or improvement, as determined by our board of directors in good faith and evidenced by a resolution of the board of directors, plus the amount necessary to Refinance the Debt outstanding pursuant to clause (ii) above and (y) $300,000,000,

(iv) Hedging Obligations entered into by the Company and its subsidiaries in the ordinary course of business and not for speculative purposes up to an aggregate principal amount of $5,000,000 at any one time outstanding,

(v) Debt of a subsidiary of the Company owed to and held by the Company,

(vi) Debt of the Company or any of its subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days after Incurrence,

(vii) Debt of the Company or any of its subsidiaries with respect to letters of credit issued in the ordinary course of business in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Debt with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that, upon the drawing of any such letter of credit, the reimbursement obligation with respect thereto is reimbursed within thirty (30) days following such drawing,

(viii) Debt of the Company or any of its subsidiaries arising from agreements for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case Incurred in connection with the disposition or acquisition of any business, asset or Subsidiary, other than Guarantee Obligations Incurred by any Person acquiring all or any portion of such business, assets or other Person for purposes of financing such acquisition; provided that (A) such Debt is not reflected on the balance sheet of the Company or any of its subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A) and (B) in the case of a disposition, the maximum aggregate liability in respect of all such Debt under this clause (viii) will at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its subsidiaries in connection with such disposition,

(ix) Debt of the Company or any of its subsidiaries consisting of take-or-pay obligations contained in supply agreements, in each case in the ordinary course of business,

(x) Debt arising in connection with endorsement of instruments of deposit in the ordinary course of business,

(xi) Capitalized Lease Obligations of the Company or any of its subsidiaries in an aggregate principal amount at any one time outstanding, including all Refinancing Debt Incurred to Refinance Debt Incurred pursuant to this clause (xi), not to exceed $10,000,000, and

(xii) unsecured Debt in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.

For purposes of determining any particular amount of Indebtedness under this “—Incurrence of Debt” covenant, Guarantee Obligations, Liens or obligations with respect to letters of credit otherwise supporting Debt otherwise included in the determination of such particular amount will not be included.

 Offer to Repurchase on Certain Asset Sales

If, the Net Cash Proceeds from Asset Sales available to the Company after all outstanding obligations under the Credit Agreement have been repaid and the commitments thereunder permanently reduced to zero, exceeds $2,500,000, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes, on a pro rata basis, the maximum principal amount of Notes that may be purchased out of such excess Net Cash Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of the accreted principal amount thereof to the date of purchase and will be payable in cash.

If any excess Net Cash Proceeds remain after consummation of an Asset Sale Offer, the Company may use those excess Net Cash Proceeds for working capital. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of excess Net Cash Proceeds, the trustee will select the Notes to be purchased on a pro rata basis.

Conversion Rights

Unless we have previously repurchased the Notes, subject to any applicable limitations in the exchange agreement or purchase agreement pursuant to which the Notes were issued, you have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 at the conversion rate only if the conditions for conversion described below are satisfied.  Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the Notes to be converted in shares of our common stock, as described under “—Settlement Upon Conversion”.

The initial conversion rate is 124.223 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $8.05 per share).  The conversion rate is subject to adjustment as described under “—Conversion Rate Adjustments.” The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Your right to convert any Notes may be exercised at any time prior to the maturity date.

You will not receive any separate cash payment of accrued and unpaid interest on the Notes.  Accreted principal to the conversion date is deemed to be paid in full with the shares of our common stock issued upon conversion rather than cancelled, extinguished or forfeited.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Notes.

Conversion Procedures

 Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s then applicable procedures.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements.

Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 in accreted principal amount of Notes being converted a number of shares equal to the $1,000 divided by the conversion rate.

Settlement in cash and shares of our common stock, if any, will occur on the third business day following the conversion date.

We will not issue fractional shares of our common stock upon conversion of the Notes.  Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the conversion date.

Conversion Rate Adjustments

 General

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders may participate, as a result of holding the Notes, in any of the transactions described below, at the same time that common stockholders participate, without having to convert their Notes, as if they held a number of shares of our common stock equal to the conversion rate multiplied by the principal amount (expressed in thousands) of the Notes they hold.

(1) If we issue shares of our common stock as a dividend or distribution on our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 × OS1 / OS 0

where,

CR0 =
the conversion rate in effect immediately prior to the opening of business on the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the opening of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date; and

OS1 =
the number of shares of our common stock outstanding immediately after the opening of business on such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination.

(2) If we issue to all or substantially all holders of our common stock any rights, warrants or options (other than pursuant to certain stockholder rights plans) entitling them, for a period of not more than 60 calendar days from the distribution date of such distribution, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 =	CR0 × (OS0 + X) / (OS0 + Y)

where,

CR0 =	the conversion rate in effect immediately prior the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y =
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, warrants or options divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, warrants or options.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions described in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash;

•
the initial distribution of rights pursuant to a stockholder rights plan, provided that such rights plan provides for the issuance of rights with respect to shares of common stock issued upon conversion of the Notes; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0 / (SP0 – FMV)

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =
the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock, on the earlier of the record date or the ex-dividend date for such distribution.

Notwithstanding the foregoing, if FMV is equal to or greater than SP0, then, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder shall receive, on the date of such distribution, for each $1,000 principal amount of Notes, the amount of such capital stock, evidences of indebtedness, or other assets or property that a holder of a number of shares of our common stock equal to the Conversion Rate in effect immediately prior to the ex-dividend date would have been entitled to receive pursuant to such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which shares or equity interest are listed on a national securities exchange which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 =	CR0 × (FMV0 + MP0) / MP0

where,

CR0 =	the conversion rate in effect immediately prior to the opening of business on the ex-date for such spin-off;

CR1 =	the conversion rate in effect immediately after the opening of business on the ex-date for such spin-off;

FMV0=
the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following the ex-date of the spin-off (the “valuation period”); and

MP0 =	the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur immediately after the open of business on the day after the last day of the valuation period.

(4) If any dividend or other distribution consisting exclusively of cash is made to all or substantially all holders of our common stock, other than (i) distributions described in clause (5) below, and (ii) dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation, the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 × SP0 / (SP0 – C)

where,

CR0 =	the conversion rate in effect immediately prior to the opening of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;

SP0 =
the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

Notwithstanding the foregoing, if C is equal to or greater than SP0, then, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder shall have the right to receive, on the date of such distribution, for each $1,000 principal amount of Notes, the amount of cash to be paid as a dividend or distribution by the Company in respect of a number of shares of common stock equal to the Conversion Rate in effect on such ex-dividend date.

An adjustment to the conversion rate made pursuant to this clause (4) will become effective on the ex-dividend date for such dividend or distribution; and

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date (such last date, the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 =	CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where,

CR0 =	the conversion rate in effect on the day immediately following the expiration date;

CR1 =	the conversion rate in effect on the second day immediately following the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =
the number of shares of our common stock outstanding immediately prior to the expiration date, prior to giving effect to any purchase or exchange of shares pursuant to such tender offer or exchange offer;

OS1 =	the number of shares of our common stock outstanding immediately after the expiration date, giving effect to any purchase or exchange of shares pursuant to such tender offer or exchange offer; and

SP1 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding expiration date.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate.  However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment.  In addition, the we shall make any carried-forward adjustments not otherwise effected (i) on each anniversary of the March 5, 2013, (ii) upon conversion of any Note, (iii) upon required repurchases of the Notes pursuant to a change in control (as defined under “—Repurchase at the Option of the Holder upon a Change in Control”), and (iv) on each day from and after the 24th scheduled trading day prior to the maturity of the Notes.

Conversions After Reclassification and Business Combinations

If we:

•	reclassify or change our common stock (other than changes in par value or changes resulting from a subdivision or combination),

•	consolidate or merge with or into any person, or

•	sell, convey or otherwise dispose of all or substantially all of our assets,

in each case, pursuant to which the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding Note will, without the consent of any holders of the Notes, become convertible only into the consideration the holders of the Notes would have received if they had converted their Notes solely into our common stock based on the applicable conversion rate immediately prior to such reclassification, change, consolidation, merger, sale, conveyance or other disposition.

Repurchase at the Option of the Holder upon a Change in Control

If a change in control (as defined below) occurs at any time prior to the maturity of the Notes, you shall elect either (i) to require us to repurchase, at the fundamental change repurchase price described below, all of your Notes for which you have properly delivered and not withdrawn a written repurchase notice or (ii) to convert all of your Notes into shares of our common stock.  A failure to elect or to surrender Notes for conversion shall be deemed to be an election to require us to repurchase, at the fundamental change repurchase price described below, all of your Notes.

The fundamental change repurchase price will be payable in cash and will equal 100% of the accreted principal amount of the Notes being repurchased up to the fundamental change repurchase date.

A “change in control” will have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2) the adoption by our stockholders of a plan relating to our liquidation or dissolution; or

(3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any “person” or “group”; or

(4) any transaction or event or any series of transactions or events (whether by means of an exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) in connection with which all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, other than:

(a) any transaction pursuant to which the holders of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b) any changes resulting solely from a subdivision or combination or change solely in par value; or

(c) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

On or before the fifth calendar day after the occurrence of a change in control (or in the case of a change in control under clause (3) or (4) of the definition thereof on the same day as the public announcement of such transaction by us), we will mail a written notice of the occurrence of the change in control and the resulting repurchase right by first-class mail to the trustee under the indenture and to each record holder at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law.  Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

The “fundamental change repurchase date” will be a date specified by us in the notice of a fundamental change that is not less than 15 nor more than 35 calendar days after the date of the notice of a change in control.

To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the third business day prior to the fundamental change repurchase date (the “fundamental change election date”), a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued).  The repurchase notice must state:

•	the certificate numbers of the Notes to be repurchased, if they are in certificated form;

•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

You may withdraw your fundamental change repurchase notice at any time prior to 5:00 p.m., New York City time, on the fundamental change election date by delivering a written notice of withdrawal to the paying agent.  If a fundamental change repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the fundamental change repurchase notice.  The withdrawal notice must state:

•	the certificate numbers of the Notes to be withdrawn, if they are in certificated form;

•	the principal amount of the withdrawn Notes;

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or whole multiples thereof; and

•	that such holder has contemporaneously delivered a conversion notice to the conversion agent in accordance with the applicable provisions of the indenture with respect to such withdrawn Notes.

If the paying agent holds on the fundamental change repurchase date cash sufficient to pay the fundamental change repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the fundamental change repurchase date:

•	the Notes will cease to accrete, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the fundamental change repurchase price upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent applicable:

•
comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 that may be applicable at the time of the offer to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

Consolidation, Merger and Sale or Lease of Assets

The indenture provides that we may not, directly or indirectly, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•
either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the Notes and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, us, and we shall be discharged from its obligations and covenants, under the Notes and the indenture, except in the case of a lease.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay the fundamental change repurchase price with respect to any Note, when such becomes due and payable;

•	we fail to pay the accreted principal of the Notes when due at maturity, or we fail to pay the repurchase price in respect of any Notes when due;

•	we fail to issue any notice of a change in control as required under the indenture, and such default continues for a period of three business days;

•	we fail to comply with the obligation to convert the Notes into common stock or other property pursuant to the indenture;

•
other than as set forth in the following bullet point, we fail to comply with any other covenants or agreements in the Notes or the indenture and we fails to cure (or obtain a waiver of) such default, within 45 days after we receives a notice of such default by the trustee or by holders of not less than 25% in accreted principal amount of the Notes then outstanding;

•	we fail to comply with the covenants or agreements described under “—Consolidation, Merger and Sale of Assets” and we fail to cure such default within 3 business days;

•
we or any significant subsidiary fail to pay principal when due (whether at stated maturity or otherwise) or an uncured default that results in the acceleration of maturity, of any indebtedness for borrowed money of the Company or any of its significant subsidiaries in an aggregate amount in excess of $10,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure or uncured default is given to the Company by the trustee or to the Company and the trustee by the holders of not less than 25% in accreted principal amount of the Notes then outstanding; provided that if any such failure or acceleration referred to above shall cease or be cured, waived, rescinded or annulled, then the resulting event of default shall be deemed not to have occurred;

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our significant subsidiaries; or

•
we or any of our significant subsidiaries fail to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10,000,000 (net of any amounts as to which a reputable and solvent third party insurer has accepted full coverage), which judgments are not paid, discharged, bonded or stayed for a period of 60 days.

If an event of default, other than a bankruptcy default, occurs and is continuing under the indenture, the holders of at least 25% in aggregate of the original principal amount of the Notes then outstanding, by written notice to the Company and the trustee, may, and the trustee at the written request of such holders may, declare the then accreted principal amount of the Notes to be immediately due and payable.  Upon a declaration of acceleration, such accreted principal amount will become immediately due and payable.  If a bankruptcy default occurs, the accreted principal amount of the Notes then outstanding will become immediately due and payable automatically without any declaration or other act on the part of the trustee or any holder.   If the accreted principal amount of any Note is not paid when due (whether upon acceleration pursuant to this paragraph, upon the date set for payment of the fundamental change repurchase price as described under “—Repurchase at the Option of the Holder upon a Change in Control” or upon the maturity date), then in each such case the overdue amount shall, to the extent permitted by law, bear cash default interest at the rate of 2.00% per annum, compounded quarterly, which interest shall accrue from the date the accreted principal amount was originally due to the payment date of such amount has been made or duly provided for.

Waiver

The holders of a majority in original principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay the accreted principal of any Notes when due;

•	our failure to pay the fundamental change repurchase price on the repurchase date in connection with a holder exercising its repurchase rights;

•	our failure to pay the applicable portion of the offer amount with respect to any Notes properly tendered and accepted for payment in connection with an asset sale offer;

•	our failure to pay or deliver the consideration due upon conversion of the Notes; or

•	our failure to comply with any of the provisions of the indenture whose modification would require the consent of the holder of each outstanding Note affected.

Modification

 Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	reduce the original principal amount or the accreted principal amount on any Note or reduce the fundamental change repurchase price on any Note;

•	change the currency in which any Note is payable;

•	change the maturity of any Note;

•	reduce the rate accretion or default interest or the time for accretion or payment of interest on any Note;

•	after a change in control, make any change that adversely affects the right of a holder to require us to repurchase a Note upon the occurrence of a change in control;

•	impair the right of a holder to institute suit for payment of, or conversion of, any Note;

•	make any change that adversely affects the right of a holder to convert any Note; or

•	change the provisions under this section “—Changes Requiring Approval of Each Affected Holder”.

 Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above or under “—Changes Requiring No Approval”, with the written consent or affirmative vote of the holders of a majority in original principal amount of the Notes then outstanding.

 Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•	cure any ambiguity, omission, defect or inconsistency contained in the indenture;

•
evidence the succession of another person to us or successive successions, and provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	secure the Notes;

•	to add to our covenants or events of default for the benefit of the holders of the Notes or to surrender any right or power conferred upon us;

•	comply with the Trust Indenture Act of 1939 or any amendment thereto;

•
make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;

•	add or provide for the guarantees of obligations under the Notes or additional obligors on the Notes;

•	increase the conversion rate in accordance with the indenture; and

•	make any other change that does not materially adversely affect the rights of any holder.

Other

The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment.  It is sufficient if such consent approves the substance of the proposed modification or amendment.  After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment.  However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Reports

The indenture provides that any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 will be filed with the trustee within 15 days after the same are required to be filed with the Securities and Exchange Commission.  Documents filed by us with the Securities and Exchange Commission via the EDGAR system will be deemed filed with the trustee as of the time of such documents are filed via EDGAR.

Rule 144A Information

We will furnish to the holders or beneficial owners of the Notes or the common stock issued upon conversion and prospective purchasers, upon their written request, the information, if any, required under Rule 144A(d)(4) under the Securities Act of 1933 until such time as such securities are no longer “restricted securities” as defined in Rule 144 under the Securities Act of 1933 or one year has passed since the acquisition of such Notes from us or an affiliate of us.

Governing Law

The Notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination and Registration

The Notes are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Certain Definitions

Set forth below are certain defined terms used in the indenture.  Reference is made to the indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Asset Sale” means any disposition of any collateral securing the Credit Agreement or of any other property of the borrowers under the Credit Agreement or any of their subsidiaries.  Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) the disposition of damaged, obsolete, redundant or worn out assets in the ordinary course of business;

(b) the disposition of other property having a fair market value not to exceed $200,000 in the aggregate for any fiscal year of the Company;

(c) the sale or other disposition of cash or cash equivalents;

(d) a restricted payment that does not violate the restricted payments covenant of the Credit Agreement or an investment that does not violate the investments covenant of the Credit Agreement; and

(e) the granting of Liens not prohibited by the liens covenant of the Credit Agreement.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 5, 2013, among the Company, Cadiz Real Estate LLC, LC Capital Master Fund, Ltd., as administrative agent, and the lenders party thereto, as amended, extended, renewed, restated, supplemented or otherwise modified from time to time, and one or more agreements, including an indenture, governing Refinancing Indebtedness Incurred to Refinance, in whole or in part, the Debt then outstanding under the Credit Agreement or one or more successor Credit Agreements; provided, however, that the principal amount (or accreted value, in the case of Debt issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Debt Refinanced plus the amount of accrued and unpaid interest on the Debt Refinanced, any premium paid to holders of the Debt Refinanced and reasonable expenses (including underwriting discounts) incurred in connection with the Incurrence of the Refinancing Indebtedness.

“Debt” means , with respect to any Person,

(i) all indebtedness of such Person for borrowed money,

(ii) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business),

(iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(v) all Capital Lease Obligations of such Person,

(vi) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements,

(vii) the liquidation value of all redeemable preferred Capital Stock of such Person,

(viii) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vii) above,

(ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(x) all obligations under Hedging Obligations of such Person.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.

“Net Cash Proceeds” means, with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (a) selling expenses (including broker’s fees or commissions, legal fees, transfer and similar taxes and the good faith estimate of the borrowers under the Credit Agreement of income taxes paid or payable in connection with such sale), (b) amounts provided as a reserve, in accordance with GAAP (to the extent applicable), against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (c) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money permitted pursuant to the indebtedness covenant of the Credit Agreement which is secured by the collateral securing the Credit Agreement or other property sold in such Asset Sale (to the extent such lien is permitted pursuant to the liens covenant of the Credit Agreement) and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset).

“Qualified Water Project” means a water conservation project, consistent with the water conservation project contemplated by the Final Environmental Impact Report for the Cadiz Valley Water Conservation, Recovery & Storage Project SCH# 2011031002 and certified by the Santa Margarita Water District on July 31, 2012, but that would transfer an average of not less than 20,000 acre-feet of water per annum to and/or from the groundwater basin underlying the Cadiz Valley portion of the Mortgaged Properties (as defined in the Credit Agreement) located in the eastern Mojave Desert portion of San Bernardino County, California and that requires the conversion of existing facilities and the construction of certain necessary facilities including an expansion of an existing wellfield on the property, a manifold system (including connecting piping and natural gas power supply), monitoring wells, pumping facilities, power facilities, pipelines and/or related buildings and appurtenances.

“Refinance” means, in respect of any Debt, to refinance, extend (including pursuant to any defeasance or discharge mechanism), renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means any Debt of the Company or any of its Subsidiaries to the extent incurred to substantially concurrently Refinance any other Debt of the Company or any of its Subsidiaries.

Global Notes, Book-Entry Form

The Notes are evidenced by one or more global Notes.  We will deposit the global Notes with the trustee as custodian for DTC and register the global Notes in the name of Cede & Co.  as DTC’s nominee.  Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”).  Transfers between participants will be effected and settled in accordance with DTC rules and procedures.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).  So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Notes, Cede & Co.  for all purposes will be considered the sole holder of such global Notes.  Except as provided below, owners of beneficial interests in a global Note:

•	are not entitled to have certificates registered in their names;

•	will not receive physical delivery of certificates in definitive registered form; and

•	will not be considered holders of the global Notes.

We will pay principal of, premium, if any, and interest on, and the redemption price and the repurchase price of, global Notes to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date or the redemption or repurchase date, as the case may be.  Neither we, the trustee nor any paying agent are responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

•	certain other events provided in the indenture shall occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any or all of the Notes or shares being offered by the selling securityholders under this prospectus.  Our obligations to pay amounts otherwise due under the Notes will, however, be reduced as a result of the issuance of our common stock in conversion of principal and accrued interest on the Notes.

SELLING SECURITYHOLDERS

This prospectus covers the resale or other disposition of up to an aggregate of $40,726,000 in original principal amount of our 7.00% Convertible Senior Notes due 2018 ($57,912,372 in accreted principal amount, if held to maturity) and 7,194,048 shares of our common stock issuable to the securityholders identified in the table below with respect to securities issued in connection with our issuance of convertible notes in March 2013.

In March 2013, we completed arrangements with our lenders to refinance the Company’s existing corporate term debt and established two separate debt instruments, a $30.0 million senior secured mortgage loan due in March 2016, and $53.5 million in 7.00% Convertible Senior Notes at face amount, without discount (the “Notes”) due in March 2018, with no principal or interest payments due on either instrument until maturity.  Principal and accrued interest at 7.00% per annum under the Notes are convertible into our common stock at an initial conversion rate of 124.223 shares per $1,000 of then accreted principal amount of Notes, or a price of approximately $8.05 per share, resulting in an aggregate maximum of 9,443,141 million shares issuable to the holders of the Notes, including the selling securityholders listed in the table below, through maturity on March 5, 2018.  The number of shares being offered by this prospectus assumes the conversion of the full amount of the Notes at maturity, giving effect to all interest accrued through that date.  In the event that all or part of the Notes are converted prior to the final maturity date, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.

We have agreed to register the shares of our common stock issuable upon conversion of principal and accretion on the Notes at our own expense.  Accordingly, we have filed with the United States Securities and Exchange Commission (the “Commission”) a registration statement, of which this prospectus is a part, for the resale of those shares.

None of the selling securityholders, except as noted in the table below, has held any position or office or had a material relationship with us other than under our previously existing corporate term debt, under the terms of the agreements pursuant to which the Notes were issued, or as a result of the ownership of our common stock.

We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.

The following table is based on information supplied to us by the selling securityholders identified in the table.  The table sets forth, as to the selling securityholders identified, the original principal amount of Notes and the number of shares of common stock that each selling securityholder beneficially owns (including any shares the selling securityholder has the right to acquire within 60 days), the number of shares of common stock beneficially owned by each selling securityholder that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock to be held by each such selling securityholder assuming the sale of all the common stock offered hereby.

	Notes		Common Stock
Name of Selling Securityholders	Original Principal Amount Beneficially Owned and Offered ($)(1)	Percentage of Notes Outstanding	Shares Beneficially Owned Prior to Offering	Shares Which May Be Offered Pursuant to this Prospectus(2)	Shares Beneficially Owned after Offering(3)	Percentage Ownership after Offering(4)
LC Capital Master Fund Ltd. 680 Fifth Avenue, 12th Floor New York, New York 10019-5429	26,480,000	49.8%	4,701,435(5)	4,677,562(6)	905,000	3.63%
Nokomis Capital Master Fund, L.P. 2305 Cedar Springs Rd., Suite 420 Dallas, TX 75201	14,000,000	26.3%	2,007,568(7)	2,473,031(8)	0	0%
Polygon Convertible Opportunity Master Fund P.O. Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands	246,000	0.5%	35,296(9)	43,455(10)	0	0%

(1)
Except as otherwise noted herein, the aggregate original principal amount of Notes and the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any Notes or shares as to which the individual has sole or shared voting power or investment power and also any Notes or shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any option or other right.  Except as otherwise noted herein, the aggregate principal amount of Notes and the number of shares beneficially owned by each selling securityholder identified in this table is as of March 17, 2015.  Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the Notes and shares shown as beneficially owned.  The total accreted principal amount of the Notes, if held to maturity, is $57,912,372.

(2)
Includes shares of common stock issuable upon conversion of principal and accretion under the Notes.  In the event that all or part of the Notes are converted prior to the final maturity date, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.

(3)	Assumes the sale of all shares of common stock offered hereby.

(4)
Based upon 17,721,456 shares of common stock outstanding as of April 22, 2015, and assuming the issuance, upon conversion of the Notes, of all of the shares of common stock being offered by this prospectus.

(5)
Includes 759,492 shares of common stock beneficially owned as of March 19, 2015.  Also includes 3,796,435 shares of common stock issuable upon conversion of $30,561,449 in accreted principal amount as of March 19, 2015 under the Notes at a conversion rate of approximately $8.05 per share.

Does not include $7,093,111 in accretion convertible into 881,128 shares which may accrue in favor of LC Capital Master Fund Ltd (“LC Capital”) prior to maturity, but which has not yet accrued.

These securities may be deemed to be beneficially owned by LC Capital Partners, LP (“Partners”), LC Capital Advisors LLC (“Advisors”), Lampe Conway, LC Capital International LLC (“International”), Steven G.  Lampe (“Lampe”) and Richard F.  Conway (“Conway”) by virtue of the following relationships:  (i) Partners’ beneficially owns one-third of the outstanding shares of the Master Fund; (ii) Advisors is the sole general partner of Partners; (iii) Lampe Conway acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements, and as a result of such agreements, Lampe Conway shares voting and dispositive power over the securities; (iv) International acts as investment advisor to the Master Fund pursuant to an investment advisory agreement and, as a result, International shares voting and dispositive power over the securities; and (v) Lampe and Conway act as the sole managing members of each of Advisors, Lampe Conway and International and are the natural persons with voting and dispositive power over these securities.

Also includes 145,508 shares of Common Stock held by Steven G. Lampe over which he has sole voting and dispositive power.  Master Fund disclaims beneficial ownership over these securities.  These shares and the 759,492 shares of common stock referenced above in this Note 5 are not included in this offering.

(6)
Includes 4,677,562 shares of common stock issuable upon conversion of $37,654,560 in accreted principal amount under the convertible Notes if held to maturity at a conversion rate of approximately $8.05 per share.

(7)
Includes 2,007,568 shares of common stock issuable as of March 20, 2015 upon conversion of $16,160,999 in accreted principal amount under the convertible Notes within 60 days at a conversion rate of approximately $8.05 per share.  Does not include $3,747,001 in accretion, convertible into 465,464 additional shares, which will accrue in favor of the listed selling securityholder prior to maturity.  The securities may be deemed to be beneficially owned by Nokomis Capital, LLC, the investment manager for the selling securityholder.  Brett Hendrickson is the sole member of Nokomis Capital, LLC, and is the natural born person with voting and investment power over the securities held by the selling securityholder.  Mr. Hendrickson disclaims beneficial ownership over these securities.

(8)
Includes 2,473,031 shares of common stock issuable upon conversion of $19,908,000 in accreted principal under the convertible Notes, if held to maturity at a conversion rate of approximately $8.05 per share.

(9)
Includes 35,296 shares of common stock issuable as of March 23, 2015 upon conversion of $284,137 in accreted principal amount under the convertible Notes within 60 days at a conversion rate of $8.05 per share.  Does not include $65,675 in accretion, convertible into 8,158 additional shares, which will accrue in favor of the listed selling securityholder prior to maturity.  The securities may be deemed to be beneficially owned by Polygon Global Partners LP and Polygon Global Partners LLP (the “Investment Managers”), the investment managers for the selling securityholder; Polygon CB L.P. (the “Manager”); Reade Griffith; and Patrick G.G. Dear; who share voting and/or dispositive power over the securities held by the selling securityholder.  The Investment Managers, the Manager, Mr. Griffith and Mr. Dear disclaim beneficial ownership over these securities.  Polygon Convertible Opportunity Master Fund has confirmed that it is not a registered broker-dealer or an affiliate of a broker dealer.

(10)
Includes 43,455 shares of common stock issuable upon conversion of $349,812 in accreted principal under the convertible Notes, if held to maturity at a conversion rate of approximately $8.05 per share.

PLAN OF DISTRIBUTION

The Notes and shares of common stock offered by this prospectus will be offered and sold by the selling securityholders named in this prospectus, by their donees, or by their other successors in interest.  We have agreed to bear the expenses of the registration of the Notes and shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling securityholders, and any discounts or commissions payable with respect to sales of the Notes and shares.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling securityholders may sell their Notes or shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions; and

•	by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, a selling securityholder may pledge or grant a security interest in some or all of the Notes or shares which the selling securityholder owns.  If a selling securityholder defaults in the performance of the selling securityholder’s secured obligations, the pledgees or secured parties may offer and sell the Notes or shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers).  The selling securityholders also may transfer and donate Notes or shares in other circumstances.  Donees may also offer and sell the Notes or shares from time to time by this prospectus (except, in some cases, if the donees are broker-dealers or are affiliated with broker-dealers).  The number of Notes or shares beneficially owned by a selling securityholder will decrease as and when a selling securityholder donates such securityholder’s Notes or shares or defaults in performing obligations secured by such securityholder’s Notes or shares.  The plan of distribution for the Notes or shares offered and sold under this prospectus will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling securityholders for purposes of this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

The selling securityholders and any broker-dealers acting in connection with the sale of the Notes or shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the Notes or shares as principals may be deemed to be underwriting compensation under the Securities Act of 1933.

In order to comply with the securities laws of certain states, if applicable, the Notes and shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states, the Notes and shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling securityholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made not misleading.  This indemnification includes liabilities that the selling securityholders may incur under the Securities Act.  We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling securityholders for use in this prospectus or the registration statement.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Notes and shares in the market and to the activities of the selling securityholders and their respective affiliates.  The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Notes and shares against certain liabilities, including liabilities arising under the Securities Act.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes, and where noted, our common stock, as of the date of this prospectus.  This summary applies only to a beneficial owner who holds the Notes or common stock as a capital asset (generally for investment purposes).  This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of Notes or common stock that may be subject to special treatment for U.S. federal income tax purposes.  For example, this summary does not address:

•
tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the Notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in “—Non-U.S. Holders—U.S. Federal Estate Tax”).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date of this prospectus.  Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

If a beneficial owner of Notes or shares of our common stock is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below.  As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

Each prospective investor should consult its own tax advisor concerning the U.S. federal income and estate tax consequences to the investor of the ownership and disposition of the Notes and shares of our common stock in light of the investor’s particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations that will apply to you if you are a U.S. holder of Notes or shares of our common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of a Note or shares of our common stock that is for U.S. federal tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a court within the United States and one or more United States persons have authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

 Original Issue Discount

The Notes have been issued with original issue discount (“OID”) for U.S. federal income tax purposes.  The amount of OID on a Note equals the excess of the “stated redemption price at maturity” of the note over its “issue price.”  The stated redemption price at maturity of a Note equals the sum of its principal amount plus all other payments scheduled to be made thereunder.  The issue price of the Notes is the first price at which a substantial amount of the Notes were sold to the public for money, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.  Each U.S. holder of a Note generally must include OID in income as ordinary interest income for U.S. federal income tax purposes as the OID accrues using a constant yield method in advance of the receipt of cash payments attributable to such income, regardless of such holder’s regular method of tax accounting.  In general, the amount of OID includible by a U.S. holder is the sum of the “daily portions” of OID with respect to a Note for each day during the taxable year (or portion of the taxable year) on which the holder held such Note.  The daily portion is determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to such accrual period.  The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the Note at the beginning of the accrual period multiplied by its yield to maturity.  The adjusted issue price of a Note at the beginning of an accrual period is equal to its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods.

 Market Discount

If a U.S. holder acquires Notes at a price that is less than the sum of the issue price and any accrued OID by more than a de minimis amount, the holder may be deemed to have acquired Notes with market discount.  Under the market discount rules, a U.S. holder will be required to treat any gain realized on the sale, exchange, retirement or other taxable disposition of a Note as ordinary income to the extent of the lesser of (i) the amount of such realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued through the time of such disposition.  Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note unless the U.S. holder elects to accrue market discount on a constant yield basis.  A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions.  A U.S. holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and regarding the deferral of interest deductions will not apply.  Any election to include market discount in income currently as it accrues applies to all market discount bonds acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.  Persons considering making this election should consult their own tax advisor, including with respect to the application of the market discount rules following a conversion of the Notes into shares of our common stock.

 Bond Premium and Acquisition Premium

If a U.S. holder acquires Notes at a price that is greater than the stated redemption price at maturity, the holder generally will be deemed to have acquired the Notes with bond premium.  A U.S. holder who acquires Notes with bond premium generally will not be required to include any OID in income with respect to the Notes and may be able to elect to amortize the bond premium over the term of the Notes.  If a U.S. holder elects to amortize bond premium, the amount of bond premium allocable to each accrual period generally will be based on a constant yield to maturity over the period the Notes are held.  The amortized bond premium will reduce the U.S. holder’s tax basis in the Notes.  An election to amortize bond premium applies to all fully taxable bonds held by the U.S. holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS.  If the election is not made, bond premium generally will not be taken into account until the U.S. holder receives principal payments on the Notes or sells or otherwise disposes of the Notes.

A U.S. Holder who acquires the Notes for an amount less than or equal to the stated redemption price at maturity but in excess of the adjusted issue price of such Notes generally will be deemed to have acquired the Notes with acquisition premium.  Under the acquisition premium rules, a U.S. holder generally is permitted to reduce the daily portions of OID on the Notes by the amount of acquisition premium allocable to each such day.

 Conversion of the Notes into Shares

A U.S. holder of a Note generally will not recognize gain or loss on the conversion of a Note into shares of our common stock except with respect to any cash received in lieu of a fractional share.  The U.S. holder’s holding period for the shares of our common stock received upon conversion will include the period during which the Note was held, and the U.S. holder’s aggregate tax basis in the shares received upon conversion will be equal to the holder’s adjusted tax basis in the Note at the time of conversion, less any portion allocable to a fractional share.  A U.S. holder of a Note will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the portion of the holder’s tax basis in the Note that is attributable to such fractional share.  Subject to the discussion above under “—Market Discount,” any such gain recognized should be capital gain and generally will be long-term capital gain if the Note has been held for more than one year at the time of the conversion.  Generally, net long-term capital gain for non-corporate taxpayers (including individuals) is eligible for a reduced rate of taxation.  The deductibility of capital losses is subject to limitations.

 Sale, Exchange, Repurchase or Retirement of the Notes

Each U.S. holder generally will recognize gain or loss upon the sale, exchange, repurchase, retirement or other disposition of Notes (other than a conversion of the Notes into shares of our common stock, which is addressed above) measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the Notes.  The U.S. holder’s adjusted tax basis in the Notes generally will equal the amount paid for the Notes increased by any accruals of OID and by any market discount included in income.  Subject to the discussion above under “—Market Discount,” any such gain or loss should be capital gain or loss and generally will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale or exchange.  Generally, net long-term capital gain for non-corporate taxpayers (including individuals) is eligible for a reduced rate of taxation.  The deductibility of capital losses is subject to limitations.

 Constructive Distributions

The conversion price of the Notes is subject to adjustment under certain circumstances.  Section 305 of the Code and the U.S. Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of the Notes in our fully diluted capital stock, whether or not such holder ever exercises its conversion privilege.  Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.  Moreover, if there is not a full adjustment to the conversion ratio of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding capital stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the capital stock generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and accumulated earnings and profits.  Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, generally will not be considered to result in a constructive dividend distribution.

 Possible Effect of the Change in Conversion Consideration After a Business Combination

In the event that we undergo a business combination as described under “Description of Notes—Conversions After Reclassification and Business Combinations,” the conversion obligation may be adjusted so that you would be entitled to convert the Notes into the type of consideration that you would have been entitled to receive upon the occurrence of such business combination had the Notes been converted into our common stock immediately prior to the occurrence of such business combination.  Depending upon the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and a modified Note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.  You should consult your own tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

 Distributions on the Shares

Distributions (including constructive distributions), if any, made with respect to shares of our common stock generally will constitute taxable dividends to the extent of our current and accumulated earnings and profits.  Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. holder’s adjusted tax basis in the shares (but not below zero).  To the extent such a distribution exceeds the U.S. holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain.  Under certain circumstances, dividends paid to a non-corporate U.S. holder are eligible for a reduced rate of taxation.  Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction.

 Sale or Exchange of the Shares

Gain or loss realized on the sale, exchange or other disposition of shares of our common stock will equal the difference between the amount realized on such sale, exchange or other disposition and the U.S. holder’s adjusted tax basis in such shares.  Subject to the discussion above under “—Market Discount,” such gain or loss generally will be long-term capital gain or loss if the holder has held or is deemed to have held the shares for more than one year on the date of disposition.  Generally, net long-term capital gain of non-corporate stockholders (including individuals) is eligible for a reduced rate of taxation.  The deductibility of capital losses is subject to limitations.

 Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances).  A holder’s net investment income generally includes its interest and dividend income, and its net gains from the disposition of stock and debt securities, unless such interest or dividend income, or net gains, are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  An individual, estate or trust should consult its own tax advisor regarding the applicability of this tax to any income and gains in respect of an investment in the Notes or shares of our common stock.

 Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the Notes and shares of our common stock and the IRS amounts paid on or with respect to the Notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments.  A U.S. holder will be subject to backup withholding on payments made on the Notes and dividends paid on the common stock and proceeds from the sale of the Notes and our common stock at the applicable rate if the U.S. holder (i) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (ii) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that such holder is not subject to backup withholding.  A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent.  Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is properly furnished to the IRS on a timely basis.

Non-U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of Notes or shares of our common stock.  The term “non-U.S. holder” means a beneficial owner of a Note or share of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “—U.S. Holders”).

 Original Issue Discount

In general and subject to the discussions below regarding the potential application of withholding tax rules, payments attributable to accrued OID on the Notes made to a non-U.S. holder should be exempt from withholding of U.S. federal income tax, if the non-U.S. holder certifies its nonresident status as described below.  The portfolio interest exception will not apply to payments to a non-U.S. holder that owns, actually or constructively, at least 10% of our voting stock, or is a controlled foreign corporation that is related to us.  In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more United States persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.  If the portfolio interest exception does not apply, payments attributable to accrued OID on the Notes to a non-U.S. holder will be subject to withholding tax at a 30% rate, unless (i) an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence reduces or eliminates withholding, or (ii) the OID is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and such holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or suitable successor or substitute form).

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its nonresident status.  A non-U.S. holder generally can meet this certification requirement by providing a properly completed IRS Form W-8BEN (or suitable successor or substitute form) to us or our paying agent.  If the holder holds the Note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent.  The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.  For payments made to a foreign partnership or other flowthrough entity, the certification requirements generally apply to the partners or other owners, rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent.

If a non-U.S. holder is engaged in a trade or business in the United States and OID on a Note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that OID on a net income basis (although exempt from the 30% withholding tax provided the appropriate statement is provided to us) generally in the same manner as a U.S. holder.  If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any OID that is effectively connected with a United States trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form).  In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder’s conduct of a trade or business in the United States.

 Conversion of the Notes

A non-U.S. holder who converts Notes into shares of our common stock generally will not recognize any income, gain or loss, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share.  To the extent that a non-U.S. holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the disposition of a Note or common stock.  The non-U.S. holder’s adjusted tax basis in the common stock will equal such holder’s adjusted basis in the Note (less the portion of the basis allocable to a fractional share of common stock for which cash is received), and the non-U.S. holder’s holding period for the common stock will include the period during which such holder held the Note.

 Dividends

Subject to the discussion below regarding the potential application of withholding tax rules, dividends paid on the common stock to a non-U.S. holder (including any deemed dividends) generally will be subject to a 30% U.S. federal withholding tax, unless either: (i) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (ii) the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or suitable successor or substitute form).  If dividends paid on the common stock to a non-U.S. holder are effectively connected with the non-U.S. holder’s trade or business in the United States, the non-U.S. holder will be required to pay U.S. federal income tax on that dividend on a net income basis (although exempt from the 30% withholding tax provided the appropriate statement is provided to us) generally in the same manner as a U.S. holder.  If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any dividend income that is effectively connected with a United States trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form).  In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder’s conduct of a trade or business in the United States.

 Dispositions of Notes and Common Stock

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, repurchase, retirement or other disposition of Notes (other than a conversion of the Notes into shares of our common stock, which is addressed above) or the sale or exchange of shares of our common stock, unless (i) such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, repurchase, retirement or other disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder and, in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, to a fixed base) in the United States, or (iii) we are or have been a U.S. real property holding corporation (“USRPHC”), as defined in the Code, at any time within the 5-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter.  If the first exception applies, the non-U.S. holder generally will be subject to tax at a 30% rate on the amount by which the United States-source capital gains exceed capital losses allocable to United States sources.  If the second exception applies, generally the non-U.S. holder will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as U.S. holders, as described above.  If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form).  Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the aggregate fair market value of the corporation’s worldwide real property interests and its other assets used or held for use in a trade or business.  We have not made, and do not intend to make, a determination regarding our potential status as a USRPHC.  A non-U.S. holder should consult its own tax advisor regarding our potential status as a USRPHC and the consequences of such status to such holder upon a disposition of the Notes or shares of our common stock.

Additionally, non-U.S. holders that are treated for U.S. federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United States could be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

 U.S. Federal Estate Tax

If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to Notes owned by you at the time of your death, provided that (i) at the time of your death, you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and (ii) interest on the Notes would not have been, if received at the time of your death, effectively connected with a trade or business conducted by you in the United States.  However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

 Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any dividends paid on our common stock and any amount paid with respect to the Notes in each calendar year, and the amount of tax withheld, if any, with respect to these payments.  Non-U.S. holders who have provided the forms and certification referenced above or who have otherwise established an exemption generally will not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certification is unreliable or that the conditions of the exemption are in fact not satisfied.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is properly furnished to the IRS on a timely basis.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” impose a 30% U.S. federal withholding tax on (i) U.S.-source interest and dividends and (ii) the gross proceeds from the sale or other disposition of an obligation that produces U.S.-source interest or stock of a U.S. issuer after December 31, 2016, in each case, paid to certain foreign entities, either as beneficial owners or as intermediaries, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners, and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons.  Future U.S. Treasury Regulations or other guidance may modify these requirements.  In addition, an intergovernmental agreement between the United States and the country of residence of a foreign entity may provide for different rules.  If you may hold the Notes or shares of our common stock through a non-U.S. intermediary or if you are a non-U.S. holder, you should consult with your own tax adviser regarding the implications of FATCA on an investment in the Notes and/or shares of our common stock.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the securities offered under this prospectus will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to a debt payment of $34.7 million due March 5, 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with them.  The information we incorporate by reference into this prospectus is an important part of this prospectus.  Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement.  The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 9, 2015.

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 8, 2015.

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

•	Form 8-K filed with the SEC on May 26, 1988;

•	Form 8-K filed with the SEC on June 2, 1992;

•	Form 8-K filed with the SEC on May 18, 1999; and

•	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004.

We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the date of the initial registration statement and prior to the effectiveness of the registration statement or that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus.  We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California  90071
Attention:  Investor Relations
(213) 271-1600

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or any selling shareholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by a selling securityholder and any discounts or commissions payable with respect to sales of the shares, will be paid by us.  See “Plan of Distribution”.

SEC registration fee	$7,304.85
Printing expenses	$0.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$75,000.00
Miscellaneous	$0.00
Total	$92,304.85

ITEM 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits our Board of Directors to indemnify any person against expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which he is made a party because he serves or served as a director, officer, employee or agent of Cadiz or of another entity.  The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.  The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Bylaws provide for mandatory indemnification of directors and officers of Cadiz, and those serving at the request of Cadiz as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law.  The Bylaws provide that this indemnification shall be a contract right between each of these persons and Cadiz.

Our Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)      for any breach of the director’s duty of loyalty to Cadiz or its stockholders;

(2)      for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)      under Section 174 of the Delaware General Corporation Law; or

(4)      for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended.  We have also purchased a liability insurance policy which insures our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

3.1	Cadiz Certificate of Incorporation, as amended(1)

3.3	Amendment to Cadiz Certificate of Incorporation dated September 1, 1998(3)

3.4	Amendment to Cadiz Certificate of Incorporation dated December 15, 2003(4)

3.5	Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

3.6	Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

3.7	Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc.(5)

3.8	Cadiz Bylaws, as amended(6)

3.9	Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006, as corrected by Certificate of Correction dated March 14, 2007(8)

3.10	Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(9)

4.1	Form of Senior Indenture, between Cadiz Inc. and The Bank of New York Mellon Trust Company, N.A.(27)

4.2	Form of Subordinated Indenture, between Cadiz Inc. and The Bank of New York Mellon Trust Company, N.A.(27)

4.3	First Supplemental Indenture, dated as of October 30, 2013 between Cadiz Inc. and the Bank of New York Mellon Trust Company, N.A.(28)

4.4	Specimen form of stock certificate(33)

5.1	Opinion of Cadwalader, Wickersham & Taft LLP as to the legality of the securities being registered(36)

10.1	Limited Liability Company Agreement of Cadiz Real Estate LLC dated December 11, 2003(4)

10.2	Amendment No. 1, dated October 29, 2004, to Limited Liability Company Agreement of Cadiz Real Estate LLC(7)

10.3	Amendment No. 2 dated March 5, 2013, to Limited Liability Company Agreement of Cadiz Real Estate LLC(25)

10.4
Amendment No. 2 dated October 1, 2007 to Reorganization Plan and Agreement for Purchase and Sale of Assets dated as of February 18, 1998 among Cadiz Inc. and Mark A. Liggett in his capacity as successor in interest to Exploration Research Associates, Incorporated., a California corporation (“ERA”) and in his individual capacity as former sole shareholder of ERA and as the successor in interest to ERA(10)

10.5	Longitudinal Lease Agreement dated September 17, 2008 between Arizona & California Railroad Company and Cadiz Real Estate, LLC(11)

10.6	2009 Equity Incentive Plan(12)

10.7	Services and Exclusivity Agreement with Layne Christensen Company dated November 2, 2009, as amended by amendments dated January 4, 2010, January 27, 2010(13)

10.8	Form of Option Agreement with Santa Margarita Water District(14)

10.9	Form of Environmental Processing and Cost Sharing Agreement with Santa Margarita Water District(14)

10.10	Form of Environmental Processing and Cost Sharing Agreement with Three Valleys Municipal Water District(14)

10.11	Option Agreement with Golden State Water Company dated June 25, 2010(15)

10.12	Option Agreement with Suburban Water Systems dated October 4, 2010(16)

10.13	Amendment No. 3 to the Services and Exclusivity Agreement with Layne Christensen Company dated April 8, 2010(17)

10.14	Letter agreement with Scott S. Slater dated April 12, 2011(18)

10.15	Option Agreement with California Water Service Company dated December 1, 2011(19)

10.16	Option Agreement with Questar Southern Trails Pipeline Company dated August 12, 2011(20)

10.17	Form of Memorandum of Understanding by and among Cadiz Inc., County of San Bernardino and Santa Margarita Water District(21)

10.18	First Amended Agreement to Option Agreement with Questar Southern Trails Pipeline Company dated June 29, 2012(22)

10.19	Water Purchase and Sale Agreement among Cadiz Inc., Cadiz Real Estate LLC, Fenner Valley Mutual Water Company and Santa Margarita Water District dated July 31, 2012(23)

10.20
Groundwater Management, Monitoring, and Mitigation Plan for the Cadiz Valley Groundwater Conservation, Recovery and Storage Project approved by the Santa Margarita Water District and the County of San Bernardino Board of Supervisors effective October 1, 2012(23)

10.21	Second Amended Option Agreement with El Paso Natural Gas Company dated December 7, 2012(24)

10.22	Revised Terms of Engagement with Brownstein Hyatt Farber and Schreck dated January 9, 2013(25)

10.23	Letter agreement with Scott Slater dated January 10, 2013(25)

10.24	Indenture among Cadiz Inc., as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of March 5, 2013(25)

10.25	Private Placement Purchase Agreement among Cadiz Inc. and Purchasers (as defined therein) dated as of March 4, 2013(25)

10.26	Exchange Agreement among Cadiz Inc. and Holders (as defined therein) dated March 4, 2013(25)

10.27	Lease Agreement, dated as of July 1, 2013, by and between Cadiz Inc. and Limoneira Company(26)

10.28
Amended and Restated Credit Agreement, dated as of October 30, 2013, by and among Cadiz Inc. and Cadiz Real Estate LLC, as the borrowers, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent(28)

10.29	Stock Issuance Agreement, dated as of October 30, 2013, by and between Cadiz Inc. and MSD Credit Opportunity Master Fund, L.P.(28)

10.30	Track Utilization Agreement dated September 16, 2013, between Arizona & California Railroad Company and Cadiz Real Estate LLC(29)

10.31	Amended and Restated Employment Agreement between Keith Brackpool and Cadiz Inc. dated June 13, 2014(30)

10.32	Amended and Restated Employment Agreement between Timothy J. Shaheen and Cadiz Inc. dated June 13, 2014(30)

10.33	Form of Securities Purchase Agreement, dated as of November 7, 2014, by and between Cadiz Inc. and the purchaser party thereto(31)

10.34	Form of Water Purchase and Sale Agreement, dated as of December 29, 2014, by and between Cadiz Inc. and San Luis Water District(32)

10.35	Amended and Restated Lease Agreement, dated February 3, 2015, by and between Cadiz Inc. and Limoneira Company(34)

12.1	Computation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Dividends(35)

21.1	Subsidiaries of the Registrant(34)

23.1	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Cadwalader, Wickersham & Taft LLP (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)(35)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939(35)

______________________

(1)	Previously filed as an Exhibit to our Registration Statement on Form S-1 (Registration No. 33-75642) declared effective May 16, 1994 filed on February 23, 1994

(2)	Previously filed as an Exhibit to our Report on Form 10-Q for the quarter ended September 30, 1996 filed on November 14, 1996

(3)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed on November 13, 1998

(4)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 filed on November 2, 2004

(5)	Previously filed as an Exhibit to our Current Report on Form 8-K dated November 30, 2004 filed on December 2, 2004

(6)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed on August 13, 1999

(7)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 31, 2005

(8)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 16, 2007

(9)	Previously filed as an Exhibit to our Report on Form 10-Q for the quarter ended June 30, 2007 filed on August 6, 2007

(10)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on March 14, 2008

(11)	Previously filed as an Exhibit to our Report on Form 10-Q for the quarter ended September 30, 2008 filed on November 10, 2008

(12)	Previously filed as Appendix A to our definitive proxy dated November 3, 2009, and filed on November 5, 2009

(13)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 15, 2010

(14)	Previously filed as an Exhibit to our Current Report on Form 8-K dated June 23, 2010 and filed on June 24, 2010

(15)	Previously filed as an Exhibit to our Current Report on Form 8-K dated June 25, 2010 and filed on June 30, 2010

(16)	Previously filed as an Exhibit to our Current Report on Form 8-K dated October 4, 2010 and filed on October 7, 2010

(17)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 16, 2011

(18)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011

(19)	Previously filed as an Exhibit to our Current Report on Form 8-K dated December 1, 2011, and filed on December 7, 2011

(20)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 15, 2012

(21)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012

(22)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 9, 2012

(23)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 8, 2012

(24)	Previously filed as an Exhibit to our Current Report on Form 8-K dated December 7, 2012, and filed on December 12, 2012

(25)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 15, 2013

(26)	Previously filed as an Exhibit to our Current Report on Form 8-K dated July 1, 2013 and filed on July 2, 2013

(27)	Previously filed as an Exhibit to our registration statement on Form S-3 (Registration No. 333-190288) filed on July 31, 2013

(28)	Previously filed as an Exhibit to our Current Report on Form 8-K dated October 30, 2013 and filed on October 31, 2013

(29)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on November 8, 2013

(30)	Previously filed as an Exhibit to our Current Report on Form 8-K dated June 10, 2014 and filed on June 13, 2014

(31)	Previously filed as an Exhibit to our Current Report on Form 8-K dated November 7, 2014 and filed on November 10, 2014

(32)	Previously filed as an Exhibit to our Current Report on Form 8-K dated December 19, 2014 and filed on December 22, 2014

(33)	Previously filed as an Exhibit to our Quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(34)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 9, 2015

(35)	Previously filed as an Exhibit to our Registration Statement on Form S-3 (File No. 333-203085) on March 30, 2015

(36)	Previously filed as an Exhibit to Amendment No. 1 to our Registration Statement on Form S-3 (File No. 333-203085) on April 24, 2015

 ITEM 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Intentionally omitted]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 8, 2015.

CADIZ INC.
Registrant

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Name and Position	Date
* Keith Brackpool, Chairman	May 8, 2015
* Scott Slater, Chief Executive Officer, President and Director (Principal Executive Officer)	May 8, 2015
/s/ Timothy J. Shaheen Timothy J. Shaheen, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 8, 2015
* Geoffrey Grant, Director	May 8, 2015
* Winston H. Hickox, Director	May 8, 2015
* Murray H. Hutchison, Director	May 8, 2015
* Raymond J. Pacini, Director	May 8, 2015
* Stephen E. Courter, Director	May 8, 2015

* By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
as attorney-in-fact

Index to Exhibits
Exhibit No.:	Title of Document
3.1	Cadiz Certificate of Incorporation, as amended(1)
3.3	Amendment to Cadiz Certificate of Incorporation dated September 1, 1998(3)
3.4	Amendment to Cadiz Certificate of Incorporation dated December 15, 2003(4)
3.5	Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)
3.6	Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)
3.7	Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc.(5)
3.8	Cadiz Bylaws, as amended(6)
3.9	Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006, as corrected by Certificate of Correction dated March 14, 2007(8)
3.10	Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(9)
4.1	Form of Senior Indenture, between Cadiz Inc. and The Bank of New York Mellon Trust Company, N.A.(27)
4.2	Form of Subordinated Indenture, between Cadiz Inc. and The Bank of New York Mellon Trust Company, N.A.(27)
4.3	First Supplemental Indenture, dated as of October 30, 2013 between Cadiz Inc. and the Bank of New York Mellon Trust Company, N.A.(28)
4.4	Specimen form of stock certificate(33)
5.1	Opinion of Cadwalader, Wickersham & Taft LLP as to the legality of the securities being registered(36)
10.1	Limited Liability Company Agreement of Cadiz Real Estate LLC dated December 11, 2003(4)
10.2	Amendment No. 1, dated October 29, 2004, to Limited Liability Company Agreement of Cadiz Real Estate LLC(7)
10.3	Amendment No. 2 dated March 5, 2013, to Limited Liability Company Agreement of Cadiz Real Estate LLC(25)
10.4
Amendment No. 2 dated October 1, 2007 to Reorganization Plan and Agreement for Purchase and Sale of Assets dated as of February 18, 1998 among Cadiz Inc. and Mark A. Liggett in his capacity as successor in interest to Exploration Research Associates, Incorporated., a California corporation (“ERA”) and in his individual capacity as former sole shareholder of ERA and as the successor in interest to ERA(10)

10.5	Longitudinal Lease Agreement dated September 17, 2008 between Arizona & California Railroad Company and Cadiz Real Estate, LLC(11)
10.6	2009 Equity Incentive Plan(12)

10.7	Services and Exclusivity Agreement with Layne Christensen Company dated November 2, 2009, as amended by amendments dated January 4, 2010, January 27, 2010(13)
10.8	Form of Option Agreement with Santa Margarita Water District(14)
10.9	Form of Environmental Processing and Cost Sharing Agreement with Santa Margarita Water District(14)
10.10	Form of Environmental Processing and Cost Sharing Agreement with Three Valleys Municipal Water District(14)
10.11	Option Agreement with Golden State Water Company dated June 25, 2010(15)
10.12	Option Agreement with Suburban Water Systems dated October 4, 2010(16)
10.13	Amendment No. 3 to the Services and Exclusivity Agreement with Layne Christensen Company dated April 8, 2010(17)
10.14	Letter agreement with Scott S. Slater dated April 12, 2011(18)
10.15	Option Agreement with California Water Service Company dated December 1, 2011(19)
10.16	Option Agreement with Questar Southern Trails Pipeline Company dated August 12, 2011(20)
10.17	Form of Memorandum of Understanding by and among Cadiz Inc., County of San Bernardino and Santa Margarita Water District(21)
10.18	First Amended Agreement to Option Agreement with Questar Southern Trails Pipeline Company dated June 29, 2012(22)
10.19	Water Purchase and Sale Agreement among Cadiz Inc., Cadiz Real Estate LLC, Fenner Valley Mutual Water Company and Santa Margarita Water District dated July 31, 2012(23)
10.20
Groundwater Management, Monitoring, and Mitigation Plan for the Cadiz Valley Groundwater Conservation, Recovery and Storage Project approved by the Santa Margarita Water District and the County of San Bernardino Board of Supervisors effective October 1, 2012(23)

10.21	Second Amended Option Agreement with El Paso Natural Gas Company dated December 7, 2012(24)
10.22	Revised Terms of Engagement with Brownstein Hyatt Farber and Schreck dated January 9, 2013(25)
10.23	Letter agreement with Scott Slater dated January 10, 2013(25)
10.24	Indenture among Cadiz Inc., as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of March 5, 2013(25)
10.25	Private Placement Purchase Agreement among Cadiz Inc. and Purchasers (as defined therein) dated as of March 4, 2013(25)
10.26	Exchange Agreement among Cadiz Inc. and Holders (as defined therein) dated March 4, 2013(25)
10.27	Lease Agreement, dated as of July 1, 2013, by and between Cadiz Inc. and Limoneira Company(26)

10.28
Amended and Restated Credit Agreement, dated as of October 30, 2013, by and among Cadiz Inc. and Cadiz Real Estate LLC, as the borrowers, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent(28)

10.29	Stock Issuance Agreement, dated as of October 30, 2013, by and between Cadiz Inc. and MSD Credit Opportunity Master Fund, L.P.(28)
10.30	Track Utilization Agreement dated September 16, 2013, between Arizona & California Railroad Company and Cadiz Real Estate LLC(29)
10.31	Amended and Restated Employment Agreement between Keith Brackpool and Cadiz Inc. dated June 13, 2014(30)
10.32	Amended and Restated Employment Agreement between Timothy J. Shaheen and Cadiz Inc. dated June 13, 2014(30)
10.33	Form of Securities Purchase Agreement, dated as of November 7, 2014, by and between Cadiz Inc. and the purchaser party thereto(31)
10.34	Form of Water Purchase and Sale Agreement, dated as of December 29, 2014, by and between Cadiz Inc. and San Luis Water District(32)
10.35	Amended and Restated Lease Agreement, dated February 3, 2015, by and between Cadiz Inc. and Limoneira Company(34)
12.1	Computation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Dividends(35)
21.1	Subsidiaries of the Registrant(34)
23.1	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Cadwalader, Wickersham & Taft LLP (included in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page)(35)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939(35)
_______

(1)	Previously filed as an Exhibit to our Registration Statement on Form S-1 (Registration No. 33-75642) declared effective May 16, 1994 filed on February 23, 1994

(2)	Previously filed as an Exhibit to our Report on Form 10-Q for the quarter ended September 30, 1996 filed on November 14, 1996

(3)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed on November 13, 1998

(4)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 filed on November 2, 2004

(5)	Previously filed as an Exhibit to our Current Report on Form 8-K dated November 30, 2004 filed on December 2, 2004

(6)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed on August 13, 1999

(7)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 31, 2005

(8)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 16, 2007

(9)	Previously filed as an Exhibit to our Report on Form 10-Q for the quarter ended June 30, 2007 filed on August 6, 2007

(10)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on March 14, 2008

(11)	Previously filed as an Exhibit to our Report on Form 10-Q for the quarter ended September 30, 2008 filed on November 10, 2008

(12)	Previously filed as Appendix A to our definitive proxy dated November 3, 2009, and filed on November 5, 2009

(13)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 15, 2010

(14)	Previously filed as an Exhibit to our Current Report on Form 8-K dated June 23, 2010 and filed on June 24, 2010

(15)	Previously filed as an Exhibit to our Current Report on Form 8-K dated June 25, 2010 and filed on June 30, 2010

(16)	Previously filed as an Exhibit to our Current Report on Form 8-K dated October 4, 2010 and filed on October 7, 2010

(17)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 16, 2011

(18)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011

(19)	Previously filed as an Exhibit to our Current Report on Form 8-K dated December 1, 2011, and filed on December 7, 2011

(20)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 15, 2012

(21)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012

(22)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 9, 2012

(23)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 8, 2012

(24)	Previously filed as an Exhibit to our Current Report on Form 8-K dated December 7, 2012, and filed on December 12, 2012

(25)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 15, 2013

(26)	Previously filed as an Exhibit to our Current Report on Form 8-K dated July 1, 2013 and filed on July 2, 2013

(27)	Previously filed as an Exhibit to our registration statement on Form S-3 (Registration No. 333-190288) filed on July 31, 2013

(28)	Previously filed as an Exhibit to our Current Report on Form 8-K dated October 30, 2013 and filed on October 31, 2013

(29)	Previously filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on November 8, 2013

(30)	Previously filed as an Exhibit to our Current Report on Form 8-K dated June 10, 2014 and filed on June 13, 2014

(31)	Previously filed as an Exhibit to our Current Report on Form 8-K dated November 7, 2014 and filed on November 10, 2014

(32)	Previously filed as an Exhibit to our Current Report on Form 8-K dated December 19, 2014 and filed on December 22, 2014

(33)	Previously filed as an Exhibit to our Quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(34)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 9, 2015

(35)	Previously filed as an Exhibit to our Registration Statement on Form S-3 (File No. 333-203085) on March 30, 2015

(36)	Previously filed as an Exhibit to Amendment No. 1 to our Registration Statement on Form S-3 (File No. 333-203085) on April 24, 2015